Exhibit 99.1

Six Flags, Inc.

Calculation of SFTP Cash Adjusted EBITDA and Partnership Park Projected Funding Detail

($ in millions)

	2009	2010	2011	2012	2013	Comments
Adjusted EBITDA	$190.0	$231.0	$261.0	$291.0	$316.0	Often mis-classified as “Representative EBITDA” for valuation & leverage calculations
Less: Non-Cash dcp/HWP Equity in Earnings EBITDA	(11.9)	(10.5)	(10.5)	(10.5)	(10.5)	dcp & HWP service their own debt and do not contribute cash to Six Flags
Less: EBITDA of Partnership Parks	(18.6)	(28.7)	(32.3)	(39.5)	(45.8)	Needed to service TW Debt. If “puts” are less than forecasted, EBITDA contribution from Partnership Parks will be lower
SFTP Cash Adjusted EBITDA	$159.4	$191.8	$218.2	$241.0	$259.7	Cash EBITDA from SFTP Parks

Less: Partnership Parks Funding Cash Flow / (Shortfall)	(5.8)	(27.2)	(41.6)	(20.3)	4.9
Less: SFTP Capex	(81.0)	(77.3)	(69.9)	(70.7)	(75.6)
Less: SFTP Cash Taxes	(8.5)	(9.4)	(9.4)	(9.4)	(9.3)
Less: Working Capital and Other	35.5	(29.4)	(7.9)	(4.2)	(4.2)	Reflects assumed emergence date of April 15, 2010, with approximately $20mm of pre-petition trade claims paid in 2010
Cash Flow Available to Service Debt	$99.7	$48.6	$89.4	$136.4	$175.4

PARTNERSHIP PARK PROJECTED FUNDING DETAIL
	2009	2010	2011	2012	2013
Partnership Park EBITDA	$54.8	$61.3	$62.9	$67.8	$71.8
Less: Third Party Pref. Distribution	(34.8)	(32.6)	(30.5)	(28.3)	(26.0)		Contractual payment to third party limited partners per Partnership Park Agreements
Existing Time Warner Loan Paydown (incl. accrued interest)	(25.9)	(29.0)	(4.9)	0.0	0.0	}	SFI’s beneficial interest in the Pref. Distributions from historical & projected puts must pay down the TW loans.
New Time Warner Loan Paydown (incl. accrued interest)	0.0	0.0	(32.9)	(23.3)	(15.0)
SFTP Funding of Puts	(6.0)	(10.0)	(12.5)	(15.0)	(15.0)		Per contemplated new agreement with Time Warner, SFTP must fund the first $10mm of puts in 2010, first $12.5mm in 2011, and first $15mm thereafter. Assumes $30mm of total puts per year.

Capital Expenditures	(10.0)	(13.7)	(16.1)	(10.3)	(10.4)
Changes in Working Capital	1.5	(1.0)	0.5	(1.0)	0.4
Cash Taxes	(0.5)	(0.6)	(0.6)	(0.6)	(0.7)
Non-TW Interest and Cap Lease Payments	(0.5)	(1.6)	(1.4)	(0.5)	(0.2)
Inc / (Dec) in Restricted Cash	15.6	0.0	(6.0)	(9.0)	0.0
Partnership Park Funding Cash Flow / (Shortfall)	$(5.8)	$(27.2)	$(41.6)	$(20.3)	$4.9